EXHIBIT 99.1

10990 Roe Avenue
Overland Park, KS 66211-1213
(913) 696-6100
(913) 696-6116 FAX
N E W S R E L E A S E
Y E L L O W	C O R P O R A T I O N

August 4, 2003

For Immediate Release

YELLOW TO ISSUE $150 MILLION CONTINGENT CONVERTIBLE SENIOR NOTES

➢Notes	mature in 2023 and are convertible to Yellow stock upon the occurrence of certain events
➢Proceeds	used to finance proposed Roadway transaction and for general corporate purposes

OVERLAND PARK, KAN. —- Yellow Corporation (NASDAQ: YELL) announced today that it is seeking to raise, subject to market and other conditions, approximately $150 million through a private offering of contingent convertible senior notes (the “notes”). An additional $50 million may be raised if the initial purchasers exercise their right to acquire additional notes in connection with the offering.

The notes will be convertible into shares of Yellow common stock upon the occurrence of certain events and mature in 2023. Yellow expects to use the net proceeds from the offering as part of the financing for the proposed transaction with Roadway Corporation (NASDAQ: ROAD) and, if such acquisition is not completed, for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes and our common stock issuable upon conversion of the notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the notes and our common stock issuable upon their conversion may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. Accordingly, Yellow Corporation is offering the notes only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two to five day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact:	Stephen Bruffett
Yellow Corporation
913-696-6108
steve.bruffett@yellowcorp.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com